Exhibit 99.1

Hashdex Announces Closure of Hashdex Bitcoin ETF

New York, NY — August 12, 2026 — Hashdex Asset Management Ltd. (“Hashdex”), as sponsor (the “Sponsor”) of Hashdex Commodities Trust (the “Trust”), today announced plans to close and liquidate the Hashdex Bitcoin ETF (NYSE Arca: DEFI) (the “Fund”), the sole series of the Trust. Assets under management of the Fund as of July 30, 2026, were approximately $14.7 million. Hashdex continues to manage over $200 million of assets in products available to U.S. investors.

As Sponsor, Hashdex continuously monitors and evaluates its product line across a number of factors, including assets under management, trading liquidity, operating costs, investor interest, and how each fund fits within the firm’s broader index-based product range. The decision to liquidate the Fund was made based on an analysis of these factors and other operational considerations. The Sponsor has authorized the closure and liquidation of the Fund.

Key Dates

●	Shareholders may sell their shares of the Fund (the “Shares”) on NYSE Arca, Inc. (“NYSE Arca”) through the close of business on August 17, 2026 (the “Last Trading Day”). Customary brokerage charges may apply.

●	The Fund will stop accepting creation orders from authorized participants after August 17, 2026.

●	The Shares will no longer trade on NYSE Arca after the Last Trading Day and will subsequently be delisted.

●	Shareholders who continue to hold Shares as of the close of business on the Last Trading Day will receive a cash liquidating distribution, currently expected to be paid on or about August 24, 2026 (the “Distribution Date”).

Following the Last Trading Day, the Fund will liquidate its remaining bitcoin holdings. The Fund will no longer pursue its stated investment objective and will not engage in any business activities other than winding up its business and affairs, preserving the value of its assets, paying its liabilities, and distributing its remaining assets to shareholders.

The liquidating distribution will be equal to the net asset value of a shareholder’s Shares as of the Distribution Date, and will reflect the costs of closing the Fund and related transaction costs, as well as movements in the price of bitcoin during the period in which the Fund liquidates its assets. Such movements may be substantial.

Shareholders and other investors seeking additional information about the Fund, including the Fund’s prospectus, may visit https://hashdex-etfs.com/defi.

Media Contact

Dukas Linden Public Relations

hashdex@dlpr.com